EXHIBIT 6
The consent of the Trustee required by Section 321(b) of the Act
October 5, 2009
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
     In connection with the qualification of an indenture between UAL Corporation and The Bank of New York Mellon Trust Company, National Association, as trustee, the undersigned, in accordance with Section 321(b) of the Trust Indenture Act of 1939, as amended, hereby consents that the reports of examinations of the undersigned, made by Federal, State, Territorial or District authorities authorized to make such examinations, may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.

The Bank of New York Mellon Trust Company,
National Association

By:	/s/ Roxane J. Ellwanger
Name:	Roxane J. Ellwanger
Title:	Assistant Vice President